Exhibit 99.1

Accel Entertainment Appoints Dee Robinson to its Board of Directors

CHICAGO - June 22, 2020 - Accel Entertainment, Inc. (NYSE: ACEL) (“Accel” or “the Company”), a leading distributed gaming operator, today announced Dee Robinson has been appointed to its Board of Directors, effective immediately.

Ms. Robinson is a successful business owner and brings to Accel highly relevant gaming and compliance expertise. She is the founder and CEO of Robinson Hill, Inc., a Chicago-based concessions management firm with locations in non-traditional venues focusing on airports. For 25 years, she provided leadership, direction and coordination to safeguard and grow company assets. This includes forging multiple successful joint ventures and partnerships with companies such as Hudson News, Potbelly Sandwich Works and others. Previously, she has worked at Leo Burnett, Johnson and Johnson Consumer Products Company with additional experience in commercial banking at Ameritrust and Northern Trust.

“Dee’s commercial success, gaming experience and passion for hands-on community involvement will be valued additions to the Accel board,” said Karl Peterson, Chairman of Accel Entertainment. “I have gotten to know Dee well over the past six months and it is abundantly clear that she shares Accel’s entrepreneurial spirit and desire to not only help small businesses succeed, but also make a positive impact on the communities in which they operate. On behalf of the Board, I am pleased to welcome Dee to the board and look forward to her contributions as we execute on our growth strategy.”

“I have closely followed the Accel growth story for some time and have been impressed with the significant opportunities for the Company as well as its professionalism, integrity, commitment to its partners and high service standards,” commented Ms. Robinson. “I look forward to working with the Board and the entire Accel team to further serve and elevate our small business partners and local communities.”

Ms. Robinson will also join both the Compliance and the Nominating/Governance committees of the Board. She is currently serving as a member on the Board of Wintrust Bank and PGA Reach. She previously served on the Illinois Gaming Board until May 2019. She is active within the Chicago business community and is a member of C200, The Chicago Network, Economic Club, Airport Restaurants and Retail Association, and the Chicago Yacht Club. Robinson has been recognized as a HistoryMaker, Chicago United Leader of Color and by several other organizations for her entrepreneurial leadership and service. Private Company Director Magazine lists her as a Director to Watch; and was named by WomenInc.’s among the Most Influential Corporate Directors. Diversity MBA Media recently recognized Ms. Robinson on its “Top 100 Women of Influence” list.

About Accel

Accel is a leading distributed gaming operator in the United States on an Adjusted EBITDA basis, and a preferred partner for local business owners in the Illinois market. Accel’s business consists of the installation, maintenance and operation of VGTs, redemption devices that disburse winnings and contain ATM functionality, and other amusement devices in authorized non-casino locations such as restaurants, bars, taverns, convenience stores, liquor stores, truck stops, and grocery stores.

Media:
Eric Bonach
Abernathy MacGregor
212-371-5999
ejb@abmac.com

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